U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

Fresne, Donald C.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

69 North Tower Hill Road
--------------------------------------------------------------------------------
                                    (Street)

Millbrook, NY  12545
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol



--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



--------------------------------------------------------------------------------
4.   Statement for Month/Year

10/2001

--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)

06/1995
================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------

Chairman, President, Chief Executive Officer

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          06/28/00       P               213,950     (A)    $0.01    2,559,646      (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          06/28/00       P               100,000     (A)    $0.50       17,026      (I)
====================================================================================================================================
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

I:  Held by wholly owned corporation, Biotag, Inc.

                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
                    2.                                                                                     Deriv-    of
                    Conver-                    5.                              7.                          ative     Deriv-   11.
                    sion                       Number of                       Title and Amount            Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying       8.      ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities          Price   Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)    of      ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------    Deriv-  Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount    ative   at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or        Secur-  of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number    ity     Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of        (Instr  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares    5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Series A            n/a      06/28/00 O         1,387,165(A) 06/28/00 n/a      Common    2,774,330 $1.00   2,072,747  D
Preferred Stock                                                                Stock

------------------------------------------------------------------------------------------------------------------------------------
Warrant             $0.83    04/15/98 P                      04/15/98 04/15/03 Common       24,302 n/a        24,702  D
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Warrant             $1.33    11/01/97 P                      11/01/92 12/31/02 Common        1,000 n/a         1,000  D
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------

Series A            $ .50    06/01/01 P           286,685    06/01/01 n/a      Common      573,370 $1.00              D
Preferred Stock                                                                Stock

------------------------------------------------------------------------------------------------------------------------------------
Options             $ .50    09/01/01 J           300,000    09/01/01 08/31/06 Common      300,000 n/a       300,000  D
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------

*Series A           $ .50    10/01/01              98,897    10/01/01 n/a      Common      197,794 $1.00              D
Preferred Stock                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
**Series A          $ .50    05/01/95 O           300,000(A) 05/01/95 n/a      Common      600,000 $1.00              D
Preferred Stock                                                                Stock

====================================================================================================================================

Explanation of Responses:


*Right to convert debt to equity.
**Represents reinsertion of specific transaction detail previously reported.




/s/:  Donald C. Fresne                                          10/09/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.